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EXHIBIT 12

                            AMERICAN EXPRESS COMPANY
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                               Three Months
                              Ended March 31,                     Years Ended December 31,
                                   2002          --------------------------------------------------------
                                (Unaudited)        2001        2000        1999        1998        1997
                              ---------------    --------    --------    --------    --------    --------
Earnings:
    Pretax income from
      continuing operations   $           858    $  1,596    $  3,908    $  3,438    $  2,925    $  2,750
    Interest expense                      459       2,888       2,952       2,178       2,224       2,122
    Other adjustments                      48         175         163         151         124         127
                              ---------------    --------    --------    --------    --------    --------
Total earnings (a)            $         1,365    $  4,659    $  7,023    $  5,767    $  5,273    $  4,999
                              ---------------    --------    --------    --------    --------    --------

Fixed Charges:
    Interest expense          $           459    $  2,888    $  2,952    $  2,178    $  2,224    $  2,122
    Other adjustments                      40         170         165         152         129         129
                              ---------------    --------    --------    --------    --------    --------
Total fixed charges (b)       $           499    $  3,058    $  3,117    $  2,330    $  2,353    $  2,251
                              ---------------    --------    --------    --------    --------    --------

Ratio of earnings to
    fixed charges (a/b)                  2.74        1.52        2.25        2.48        2.24        2.22


Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company (the company) and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by the company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.